Exhibit 3.2.11

OPERATING AGREEMENT

OF

CARRABBA’S OF BOWIE

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into this 6 day of September, 2002. by and among ERIC WILDMAN and CARRABBA’S/DC-1 LIMITED PARTNERSHIP, a Florida limited partnership (collectively, referred to herein as the “Members”).

EXPLANATORY STATEMENT

The parties to this Agreement desiring to form a limited liability company pursuant to the provisions of the Maryland Limited Liability Company Act (the “Act”), hereby constitute themselves a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. it is mutually agreed by and among the parties as follows:

1. Formation and Name. The parties to this Agreement have agreed to and have formed a limited liability company under the name “Carrabba’s of Bowie, LLC” (the “Company”), pursuant to the provisions of the Act and this Agreement. The Articles of Organization attached hereto as Exhibit B. filed with the State Department of Assessments and Taxation of Maryland (“SDAT” are hereby ratified and confirmed.

2. Principal Office and Resident Agent. The principal office of the Company shall be located at 16799 Governor’s Bridge Road, Bowie. Maryland 20716. The name and address of the resident agent for the Company is Eric Wildman 2821 Miller Way Drive, Ellicott City, 21.043.

3. Purposes. The purposes for which the Company is formed are (a) to own and operate various restaurant establishments; (b) to have and exercise all powers now or hereafter conferred bi the laws of the State of Maryland on limited liability companies formed pursuant to the Act; and. (c) to do any and all things necessary, convenient or incidental to the achievement of the foregoing.

4. Term. The term of the Company shall begin on the date the Articles of Organization were filed and accepted for recordation by SDAT, and subject to the terms of this Agreement. shall have perpetual existence.

5. Members and Percentage Interest.

5.1 The names. addresses, and designations of the Members of the Company are as set forth on Exhibit A attached to and made a part of this Agreement. Each Member shall have a percentage interest (“Interest” or “Percentage of Interest”) in the Company as set forth opposite his name on Exhibit, Additional persons may be admitted to the Company upon the consent of the Members owning a majority percentage interest in the Company, and on such terms and conditions as shall be agreed upon by the Managing Member and any new Members.

5.2. The capital interests of the Company will consist of two (2) series: (i) Series A Interests and (ii) Series B Interests. The powers. designations, preferences and other special rights of, and the qualifications, limitations or restrictions upon the various series of Interests are set forth in this Agreement.

6. Capital and Loans.

6.1. The Members have made initial Capital Contributions to the Company as set forth on Exhibit A.

6.2. No additional Capital Contributions have been agreed to be made by any Member. The Members shall make additional Capital Contributions and/or loans to the Company at such time or times, and upon said conditions. as the Managing Member may determine.

7. Capital Accounts. An individual Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be maintained as provided in Section S. No Member shall be paid interest on any Capital Contribution, and except as otherwise provided in this Agreement, no Member shall have the right to withdraw or receive any return of his Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash. Increases or decreases to a Member’s Capital Account shall not affect a Member’s Percentage of Interest.

8. Profits, Losses, and Distributions.

8.1. Defined Terms. For purposes of this Agreement, the following terms shall have the meaning specified unless the context otherwise requires:

A. Adjusted Capital Contributions—“Adjusted Capital Contributions” means, for each Member, such Member’s Capital Contributions to the Company. reduced (but not below zero) by the amount of cash and the net fair market value of any other asset distributed to such Member pursuant to Section 8.3.C. and Section 8.4 hereof.

B. Available Cash—“Available Cash” means, with respect to any taxable year of the Company, at the time of determination, the Company’s cash reduced by such amounts as the Managing Member shall deem reasonably necessary to meet reasonably anticipated expenditures or liabilities of the Company; including, but not limited to, debts to Members who are creditors of the Company and reserves for replacements and capital improvements for which adequate provision has not otherwise been made in the reasonable judgment of the Managing Member. Available Cash shall not include proceeds from Capital Transactions or the amount of the Member’s Capital Contributions.

C. Capital Account—“Capital Account” means, as to any Member, the Capital Contribution actually made by that Member, plus all Profit allocated to that Member, and minus the sum of (i) all Loss allocated to such Member, (ii) the amount of cash and the fair market value of any other asset distributed to such Member (net of liabilities, assumed or taken subject to by such Member), and (iii) such Member’s distributive share of all other expenditures of the Company not deductible in computing its taxable income and not properly chargeable as additions to the basis of Company property. Each Member’s Capital Account shall be determined and maintained in accordance with the Treasury Regulations adopted under Section 704 (b) of the Code. Any questions concerning a Member’s Capital Account shall be resolved by applying principles consistent with this Agreement and the Treasury Regulations adopted under Section 704 of the Code in order to ensure. that all allocations to the Members will have substantial economic effect or will otherwise be respected for federal income tax purposes.

D. Capital Contribution—“Capital Contribution” means the total amount of cash and the fair market value (net of liabilities assumed or taken subject to by the Company) of any other assets contributed (or deemed contributed) under Treasury Regulations Section 1.704 1 (b)(2)(iv)(d)) to the Company by a Member.

E. Capital Proceeds—“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction and the amount of the Members’ Capital Contributions.

F. Capital Transaction—“Capital Transaction” means the sale, exchange, financing, refinancing, condemnation, casualty or other disposition of all, or substantially all, of the assets of the Company.

G. Code—“Code” means the Internal Revenue Code of 1.986, as amended or any corresponding Section of any succeeding law.

H. Minimum Gain—“Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(d). Minimum Gain shall be computed separately for each Member, applying principles consistent with both the foregoing definition and the Treasury Regulations promulgated under Section 704 of the Code.

I. Negative Capital Account—“Negative Capital Account” means a Capital Account with a balance less than zero.

J. Positive Capital Account—“Positive Capital Account” means a Capital Account with a balance greater than zero.

K. Profit and Loss—“Profit and Loss” means for each fiscal year (which shall be the same as the Company's taxable year) or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Sections 703(a) (1) shall be included in taxable income or loss): provided, however, that in the event the Treasury Regulations promulgated under Section 704 of the Code require book value of assets to be used in determining profit or loss, then, for purposes of maintaining Capital Accounts in accordance with such Treasury Regulations, the taxable income or loss shall be computed using the book value of the assets.

L. Restoration Amount—“Restoration Amount” means, with respect to each Member (a) the Member’s share of Minimum Gain, and (b) the amount. if any, which the Member is unconditionally required under this Agreement or by law to contribute to the Company (including the Member’s share of debts of the Company which the Member has guaranteed or the outstanding amount of loans made by the Member to the Company, in each case only to the extent that the Member does not have a right of contribution from another Member).

M. Series A Member—“Series A Member” means the holder of Series A Interests of the Company and shall be initially issued to persons who are designated to serve as licensee and resident agent for any liquor license issued to the Company.

N. Series B Member—“Series B Member” means the holder of Series B Interests of the Company and shall initially be issued to investors contributing services and/or making a capital investment in the Company.

8.2. Allocation of Profit or Loss from Operations and Distributions of Available Cash.

A. Available Cash. For any taxable year of the Company. Available Cash shall be distributed only to the Series B Member, and any distributions to Series A members shall be solely at the discretion of the Managing Member.

B. Taxable Income or Taxable Loss. For any taxable year of the Company. Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 8.3.A and 8.3.B) shall be allocated to the Members in proportion to their respective Percentages of Interest. provided, however, that to the extent that the Series A Members are entitled to receive a distribution under Section 8.2.A. the Series A Member to that extent shall be allocated Profit until the Profit allocated to them on a cumulative basis is equal to the aggregate distribution that the Series A Members were entitled to receive.

C. Special Allocations. Notwithstanding any other provision to the contrary in this Agreement the following provisions shall apply:

(1) Qualified Income Offset. No Member shall be allocated Losses or deductions if such allocation causes a Member’s Negative Capital Account to increase in excess of the Member’s Restoration Amount (any such Loss shall be reallocated to those Members whose Capital Accounts are not Negative in an amount in excess of their Restoration Amount in accordance with their respective share of Loss as set forth in Section 8.2.B). If a Member receives (1) an allocation of Loss or deduction (or item thereof) or (2) any Company distribution, which causes such Member to have a Negative Capital Account in excess of its Restoration Amount or increase a Member’s Negative Capital Account at the end of any Company taxable year in excess of its Restoration Amount, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for such taxable year shall be allocated to such Member, before any other allocation is made of Company items for such taxable year, in the amount and in proportions required to eliminate such excess as quickly as possible. This Section 8.2.C(l) is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Treasury Regulations promulgated under Section 704(b) of the Code.

(2) Minimum-Gain Chargeback. If there is a net decrease in the Minimum Gain during any taxable year, then each Member shall first be allocated all items of gross income and gain of the Company for such taxable year (and, if necessary, for subsequent taxable years) in an amount equal to the total net decrease in the Company’s Minimum Gain multiplied by that Members Percentage of the Company’s Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704.2 (g) at the end of the immediately preceding taxable year). This Section 8.2.C(2) is intended to comply with, and shall be interpreted consistently with, the “minimum gain chargeback” provisions of the Treasury Regulations promulgated under Section 704(b) of the Code.

8.3. Allocation of Profit or Loss from a Capital Transaction and Distribution of Capital Proceeds.

A. Taxable Income. Profit from a Capital Transaction shall be allocated as follows:

(1) If one or more Members has a Negative Capital Account, Profit from a Capital Transaction shall be allocated first to those Members, in proportion to their Negative Capital Accounts until all Negative Capital Accounts have been increased to zero; then

(2) Any remaining Profit not allocated pursuant to Section 8.3.A(l) shall be allocated to the extent necessary so that the Capital Account balances of the Members are equal to the amounts distributable to them pursuant to Section 8.3.C.

B. Taxable Loss. Loss from a Capital Transaction shall be allocated as follows:

(1) If one or more Members has a Positive Capital Account. Loss from a Capital Transaction shall be allocated first to those Members. in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero; then

(2) Any remaining Loss not allocated pursuant to Section 8.3.B(I) shall be allocated to the Members in Proportion to their respective Percentages of Interest.

C. Capital Proceeds. Distributions of net Capital Proceeds (after repayment of all debts and liabilities of the Company, including loans from Members, and the establishment of any reserves that the Managing Member deems necessary) shall be made in the following order of priorities:

(1) First, to each Member, in proportion to each Member’s Adjusted Capital Contributions, an amount equal to the amount of that Member’s respective Adjusted Capital Contributions; then

(2) If one or more Members has a Positive Capital Account before any further allocation of Profit pursuant to Section 8.3.A(2), to those Members, in proportion to and to the extent of their respective Positive Capital Account balances; and then

(3) The balance to the Members (other than the Series A Members) in proportion to their respective Percentages of Interest.

8.4. Liquidation or dissolution. In the event the Company is liquidated or dissolved, the assets of the Company shall be distributed. after taking into account the allocations of Profit or Loss pursuant to Sections 8.2 or 8.3, if any, and prior distributions of cash or property pursuant to Sections 8.2 or 8.3, if any, to the Members to the extent of and in proportion to the balances in their respective Positive Capital. Accounts.

8.5. General.

A. The timing and amount of all distributions shall be as determined by the Managing Member.

B. If any assets of the Company are distributed to the Members in kind, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. The fair market value of the assets distributed in kind shall be determined by an independent appraiser selected by the Managing Member. Based upon the fair market value, the Profit or Loss for each unsold asset shall be determined as if that asset had been sold at its fair market value, and the Profit or Loss shall he allocated as provided in Section 8.3 and shall be properly credited or charged to the Capital Accounts of the Members prior to the dissolution of the assets in liquidation pursuant to Section 8.4.

C. For each taxable year, all Profit and Loss of the Company shall be allocated at and as of the end of that taxable year. The allocations of Profit and Loss shall be made within seventy-five days after the end of such taxable year.

D. Except as otherwise provided in this Section 8.5.D, all Profit and Loss shall be allocated, and all distributions of cash shall be distributed, subject to the discretion and decision of the Managing Member, to the persons shown on the records of the Company to have been Members as of the last day of the taxable year for which that allocation or distribution is to be made. Unless the Series B Members agree to separate the Company’s taxable year into segments, if the Company admits anew member to the Company or if a Member sells, exchanges or otherwise disposes of all or any portion of his Interest to any person who, during that taxable year is admitted as an additional or substitute member, the Profit and Loss shall, except as otherwise provided in the Code, be allocated between the transferor and the transferee on the basis of the number of days of the taxable year in which each was a member; provided, however, that in the event of a Capital Transaction or any other extraordinary non-recurring items of the Company, Profit. Loss and distributions from such events shall be allocated to the Persons shown on the records of the Company as of the date of such event

E. The methods set forth above by which Profit; Loss. and distributions are allocated, apportioned, and paid are hereby expressly consented to by each Member as an express condition to becoming a Member. Upon the advice of the outside accountants or of legal counsel to the Company. this Section 8 may be amended to comply with the Code and the Regulations promulgated under Section 704 of the Code; provided. however, that no such amendment shall become effective without the consent of those Members who would be materially or adversely affected thereby.

9. Management.

9.1. The business and affairs of the Company will be managed by the “Managing Member” who shall initially be Carrabba’s/DC-1 Limited Partnership. The Managing Member shall have the exclusive right to manage the business of the Company, including, but not limited to, establishing and reviewing contractual arrangements concerning the business of the Company, encumbering, pledging, conveying and otherwise dealing with any or all of the assets of the Company, borrowing funds (and executing confessed judgment notes in connection herewith) and operating the Company business.

9.2. The Managing Member shall have the full power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases. mortgages. deeds of trust; promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations. No person dealing with the Managing Member need inquire concerning the validity or propriety of any document or instrument executed in the name of the Company by the Managing Member, or as to the authority of the Managing Member executing the same. The execution by the Managing Member of any such document or instrument prior to the execution hereof is expressly ratified and confirmed.

9.3. The Managing Member shall have physical possession of the books and records of the Company and shall perform the necessary ministerial functions of the Company. The Company shall give such notices, reports and advice to the Members as may, from time to time, be required or deemed advisable.

9.4. Meetings of the Company shall be held on five (5) days’ notice or on such shorter notice as may be mutually agreeable to the Members, on the call of the Managing Member, or the call of Members having fifty percent (50%) or more Interest in the Company. Notice of the time and place of each meeting shall be given in writing by the Managing Member to each Member. All action taken through written consent may be done by the holders of a majority interest of the Company.

10. Restrictions on Members. No Member, without the prior written consent of the Series B Member, shall:

(a)	Sell, assign. transfer, mortgage, or pledge his interest in the Company

(b)	Assign, transfer, pledge, compromise, or release any claim of the Company except for full payment, or arbitrate or consent to the arbitration of any disputes or controversies involving the Company:

(c)	Use the name, credit or property- of the Company for any purpose other than a proper Company purpose;

(d)	Expand the business of the Company;

(e)	Admit a new member to the Company;

(f)	Cause the merger of the Company with or into any other business entity: or

(g)	Do any act which would make it impossible to carry on the Company’s business.

11. Substitute Members. No Member has the right to grant the right to become a substitute member to an assignee of any part of his Interest except with the prior written consent of the Managing Member.

12. Withdrawal. Prior to the dissolution and winding up of the business of the Company, no Member may voluntarily withdraw from the Company except with the prior written consent of a majority of the Member Interests.

13. Dissolution; Right to Continue. Upon an event of dissolution (as defined in the Act). a majority of the remaining Members, if any; shall have the right to continue the Company by electing in writing to do so within ninety (90) days after the event giving rise to the dissolution.

14. Liquidation and Termination. Subject to any restrictions in agreements to which the Company is a party, the Company may be terminated after dissolution if a majority in interest of the remaining Members do not elect to continue the Company as provided in Section 13 above. In such event, the Members shall promptly liquidate and terminate the affairs of the Company by discharging all debts and liabilities of the Company and by distributing all assets in accordance with Section 8.4.

15. Books and Records. Adequate accounting records of all Company business shall be kept and these shall be open to inspection by any of the Members at all reasonable times. Within seventy-five (75) days after the end of each taxable year and at the expense of the Company. the Company shall cause to be prepared a complete accounting of the affairs of the Company. together with whatever appropriate information is required by each Member for the purpose of preparing such Member’s income tax return for that year, which accounting and information shall be furnished to each Member.

16. Bank Accounts. All funds of the Company shall be deposited in Company checking or other bank accounts. subject to such authorized signatures as the Series B Member may determine.

17. Miscellaneous.

17.1. Liability of the Members, No Member shall be liable, responsible or accountable in damages or otherwise to any other Member or to the Company for any act or omission performed or omitted by him except for acts of gross negligence, intentional wrongdoing or breach of this Agreement.

17.2. Indemnification. The Members shall be indemnified by the Company for any, act or omission performed or omitted by them for which they are not liable pursuant to Section 17.1 above.

17.3. Insurance. The Company shall endeavor to obtain liability or other insurance, payable to the Company (or as otherwise deemed by the Managing Member), in order to protect the Company and the Members from the acts or omissions of each of the Members. Such insurance shall be an expense of the Company.

17.4. Waiver of Partition. The Members hereby waive any right of partition or any right to take any other action that otherwise might be available to them for the purpose of severing their relationship with the Company or their interest in the assets held by the Company from the interest of the other Members.

17.5. Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the respective parties to this Agreement.

17.6. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

17.7. Entire Agreement: Amendment, This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings. inducements. or conditions, express or implied, oral or written, except as contained in this Agreement This Agreement may not be amended or modified except with the consent of a majority of the Members.

17.8. Waiver of Valuation and Accounting. All Members, for themselves and for their respective heirs, personal representatives, successors and assigns, hereby waive, release. discharge, and dispense with the right to valuation and payment of the Interest of any Member and the right to an accounting of the Interest of any Member.

17.9. Applicable Law. This Agreement shall. be governed by and construed in accordance with the laws of the State of Maryland.

17.10. Counterparts. This Agreement may be executed in counterparts. each of which shall be deemed an original and all of which when taken together, constitute one and the same instrument, binding on the Members. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

17.11. Voting. Whenever a vote or consent is required under this Agreement by a majority of the Members, the vote or consent shall be based on a decision of a majority in interest.

IN WITNESS WHEREOF; the Members acknowledge that this Agreement is their act, and further acknowledge, under penalty of perjury to the best of their knowledge, information, and belief. that the matters and facts set forth herein are true in all material respects, and that they have executed this Agreement as of the day and year first above written.

WITNESS OR ATTEST:	CARRABBA’S/DC-l LIMITED PARTNERSHIP

	By:	Carrabba’s Italian Grill, Inc.
General Partner

	By:	/s/ Joseph J. Kadow

/s/ Kathryn W. Bulleri		/s/ Eric Wildman

EXHIBIT A

TO

OPERATING AGREEMENT

OF

CARRABBA’S OF BOWIE, LLC

Member Name and Address	Capital Contribution	Series of Interest	Percentage of Interest
Managing Member:

Carrabba’s/DC-I Limited Partnership	$100.00	Series B	100%
2202 N. Westshore Blvd. 5`’ Floor
Tampa. Florida 33607

Other Members:

Eric Wildman
2821 Miller Way Drive
Ellicott City, Maryland 21043	-0-	Series A	0%

TOTAL	$100.00		100%

EXHIBIT B

TO

OPERATING AGREEMENT

OF

CARRABBA’S OF BOWIE, LLC

Articles of Organization of

CARRABBA’S OF BOWIE. LLC

ARTICLES OF ORGANIZATION

OF

CARRABBA’S OF BOWIE, LLC

THESE ARTICLES OF ORGANIZATION (hereinafter referred to as these “Articles”) are made as of this 3rd day of September, 2002, by Thomas M. Meachum, acting as organizer, whose address is 10715 Charter Drive, Suite 200, Columbia, Maryland 21044, and who is at least eighteen years of age.

EXPLANATORY STATEMENT

Thomas M. Meachum, desiring to organize a limited liability company under and pursuant to the provisions of the Maryland Limited Liability Company Act (Title 4A of the Corporations & Associations Article of the Mated Code of Maryland) (hereinafter referred to as the “Act”), hereby forms a limited liability company for the purposes and on the terms and conditions hereinafter set forth (the “Company”) and hereby certifies to The Maryland State Department of Assessment & Taxation as follows:

FIRST: The name of the limited liability company shall be;

CARRABBA’S OF BOWIE, LLC

SECOND: The Company shall have perpetual existence.

THIRD: The purposes for which the Company is formed are as follows:

(a) To own and operate various restaurant establishments.

(b) To engage in and perform any activities or functions which may lawfully be performed by a limited liability company formed pursuant to the Act and other than. Those specifically prohibited under the terms of the written Operating Agreement among the members of the Company.

The foregoing enumerated purposes and objects shall in no way limit or restrict by reference to, or inference from, the terms of any other clause of this or any other Section of these Articles, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Company and shall be in addition to and not in limitation of the general powers of limited liability companies organized under the laws of the State of Maryland.

FOUTH: The principal office of The Company in the State of Maryland shall be located at 16799 Governor’s Bridge Road, Bowie, Maryland 20716,

FIFTH: The name and address of the resident agent of the Company in the State of Maryland is Eric Wildman, 2821 Miller Way Drive, Ellicott City, Maryland 21043. Said resident agent is a citizen and resident of the State of Maryland.

SIXTH: The relations of members of the Company and the affairs of the Company shall be governed by the Act as well as a written Operating Agreement which may be amended from time to time as set forth therein.

IN WITNESS WHEREOF, Thomas M. Meachum acknowledges that these Articles of Organization are his act, and further acknowledges, under penalties of perjury, to the best of his knowledge, information and belief, that he has been authorized by the persons forming the Company to execute these Articles, and that The matters and facts set forth herein are true in all material respects, and that he has executed these Articles of Organization under seal as of the day and year first above written.

WITNESS:

/s/ Linda S. Kurtzman	/s/ Thomas M. Meachum (SEAL)

The Undersigned, named as the Resident Agent in the aforegoing Articles of Organization, agrees to serve as Resident Agent until a Notice of Change of Resident Agent is filed with the Department of Assessments and Taxation as provided far in the Code.

/s/ Kathryn W. Bullei	/s/ Eric Wildman

Please Return to:

Thomas M. Meachum, Esquire

REESE AND CARNEY, LLP

10715 Chanter Drive

Columbia, MD 21044

(410) 740-4600